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                                                                      EXHIBIT 11

                         VIRAGEN, INC. AND SUBSIDIARIES

                        COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)

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

                                                                                  THREE MONTHS ENDED
                                                                                     SEPTEMBER 30,
                                                                             ----------------------------
                                                                                  2000            1999
                                                                             ------------    ------------
BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES                               91,040,040      72,875,763
                                                                             ============    ============

NET LOSS                                                                     $ (1,672,816)   $ (2,862,529)
     Deduct required dividends on convertible preferred stock, Series A               663             663
     Deduct required dividends on redeemable preferred stock, Series I                 --           2,217
                                                                             ------------    ------------

LOSS ATTRIBUTABLE TO COMMON STOCK                                            $ (1,673,479)   $ (2,865,409)
                                                                             ============    ============

BASIC AND DILUTED LOSS PER COMMON SHARE
     after deduction for required dividends on convertible preferred stock   $      (0.02)   $      (0.04)
                                                                             ============    ============
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